UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 2, 2013

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of December 2012 issued on January 2, 2013 appears below.

January 2, 2013

TO: All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

At the Bank

The nation’s economy remains on a slow path towards recovery. For us, that means the Federal Home Loan Bank of New York and our 339 members are still conducting business in a difficult environment. During these challenging years, the Home Loan Bank has remained focused on its core mission of providing advances and achieving solid financial results. At the same time, our member stockholders have followed an experienced and sensible approach when making loans. They know that a responsible mortgage loan is one that is appropriately underwritten, suitable for the customer, and will be re-paid. These strategies have served us and our members well.

In 2013 and beyond, we will continue to remain focused on the strategic vision and mission of being a provider of liquidity to members in all operating environments. And we will remain on a course to make the Federal Home Loan Bank of New York an organization of which our members can be proud. Our dedicated staff, a tested management team, and the outstanding Board of Directors have combined to make this Bank one of the best among our peers.

Advances Average $72.9 Billion in November

Our advances help our members meet the needs of their communities, and remain at the core of our strategy. Staying true to this model has not only strengthened our co-op, but has positioned the FHLBNY to be a leader within the Federal Home Loan Bank System. In November 2012, the book value of our advances averaged $72.9 billion, a slight decrease of $300 million from October 2012.

FHLBNY Director Election Results

On December 10, 2012, the Bank announced that Jay M. Ford, president and chief executive officer, Crest Savings Bank, Wildwood, New Jersey; Vincent F. Palagiano, chairman and chief executive officer of The Dime Savings Bank of Williamsburgh, Brooklyn, New York;Reverend Edwin C. Reed, president and chief executive officer of GGT Development LLC, Queens, New York; and C. Cathleen Raffaeli, president and managing director of The Hamilton White Group, LLC, Pound Ridge, New York, were re-elected to serve on our Board. Directors Ford and Palagiano will continue to serve as Member Directors, and Directors Raffaeli and Reed will continue to serve as Independent Directors. The result of this election helps ensures a Board that has Directors who are well-versed in the Federal Home Loan Bank System and which will be well-equipped to guide our Bank in the coming years.

In addition, I would like to congratulate José Ramon González, Senior Executive Vice President, Oriental Bank and Trust, San Juan, Puerto Rico, for being re-elected by the Board to the key post of Vice Chairman of the Board of Directors.

We are indeed fortunate to continue to benefit from an experienced, wise, and dedicated Board of Directors.

Closing Thoughts

As our results reflect, the Bank continued to perform well in 2012. Our financial performance was strong, and we continued to fulfill our mission, and serve our members and their communities. However, in 2013, we project the costs associated with compliance to account for a significant and growing portion of our operating expenses, a squeeze that I am certain our members are feeling as well. Increased costs combined with the effects of quantitative easing by Federal Reserve have the real potential to decrease our earnings and, as a result, our dividend capacity. In any event, rest assured that we will be right there alongside you throughout the year ready to meet your funding needs.

Together, we finished 2012 on a strong note, and together, we will continue to build in 2013. I hope you all had a wonderful holiday season, and I wish you the very best in the New Year.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

January 2, 2013	By:	/s/ Kevin M. Neylan

Name: Kevin M. Neylan
Title: Senior Vice President and Chief Financial Officer